EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Investor Relations
Telephone: 712.732.4117

META FINANCIAL GROUP, INC. ® REPORTS RESULTS FOR THE QUARTER

AND THE FISCAL YEAR ENDED SEPTEMBER 30, 2007

STORM LAKE, IOWA – (December 7, 2007)  Meta Financial Group, Inc. (NASDAQ-Global Market:  “CASH”) today reported net income of $1.2 million, or $0.45 per diluted share, for its fiscal year ended September 30, 2007, compared to net income of $3.7 million, or $1.46 per diluted share, for the prior fiscal year.  Earnings in fiscal year 2007 were impacted by a large provision for loan losses related primarily to an impairment on a commercial loan relationship of $5.0 million or $1.20 per diluted share and a gain on the sale of four branches in northwest Iowa of $3.3 million or $0.81 per diluted share.  Earnings in fiscal year 2006 were impacted by non-recurring fee income associated with a portfolio of purchased prepaid debit cards.  Earnings for the fourth quarter of 2007 were $576,000, or $0.22 per diluted share, compared to $429,000, or $0.17 per diluted share, in the fourth quarter of 2006.  A more detailed discussion of these and other items is included below.

“We are pleased with our results for fiscal year 2007,” said J. Tyler Haahr, President and Chief Executive Officer.  “We made important strides this year not only in significantly growing revenues, but also in investing for immediate and long term growth.  We are delighted with our year over year growth in revenues, as it demonstrates the underlying strength of our business model, particularly of our Meta Payment Systems® (MPS) division.  Additionally, we continue to make significant investments in human capital, technology, and card processing middleware to support the continuing growth of our franchise, develop new products and services, solidify our delivery infrastructure and create long term shareholder value.”

Revenue

Total revenue for fiscal year 2007 was a record $62.1 million, an increase of $7.8 million or 14 percent over fiscal year 2006.  Fiscal year 2007 revenues include a $3.3 million pre-tax gain on the sale of four branches in northwest Iowa, while 2006 includes $2.6 million in non-recurring pre-tax fee income from a purchased portfolio of prepaid debit cards.  Adjusting for these items, total fiscal year 2007 revenues grew by 14 percent year over year.  Net of taxes, the branch sale gain increased earnings per diluted share by $0.81 in fiscal year 2007, and the non-recurring fee income increased earnings by $0.65 in fiscal year 2006.

Net Interest Income

Net interest income for fiscal year 2007 was $21.7 million, up $2.1 million or 11 percent in fiscal year 2006.  This growth is the result of a continued widening of the Company’s net interest margin.  The widening margin has allowed the Company to continue to grow net interest income while executing its strategy to shrink wholesale assets and borrowings.  The main driver of the increase in margin has been the significant shift in the Company’s funding base away from higher cost certificates of deposit, public funds deposits, and FHLB advances toward low- and no-cost checking and prepaid card product deposits.  As of September 30, 2007, these deposits represented 41 percent of total funding liabilities, compared to 25 percent one year earlier.  The bulk of this shift is due to the dramatic growth in deposits at the MPS division.

Non-Interest Income

Non-interest income also exhibited dramatic growth in fiscal year 2007, reaching a record $22.1 million.  This represents an increase of $8.3 million or 61 percent.  Adjusting for the aforementioned non-recurring items, non-interest income grew a remarkable 68 percent.  MPS card fee income grew by $4.6 million or 42 percent over 2006.  Other fees also increased on a year over year basis including $129,000 in loan fee income and $21,000 in deposit fee income.

Credit Quality

The Company’s credit quality continues to exhibit positive trends.  Non-performing loans at September 30, 2007 were $473,000, representing 0.13 percent of total loans compared to $4.1 million, or 1.03 percent of total loans one year earlier.  The Company has been thoughtful in extending credit to new borrowers and has continued to actively manage risk profiles on existing customers.  The Company’s underlying credit trends are very strong, and the Company continues to foster a conservative credit culture.  The Company does not have any direct exposure to subprime mortgage loans.

Non-Interest Expense

Non-interest expense grew $10.2 million or 37 percent during fiscal year 2007 to $37.9 million from the prior year.  The bulk of the increase occurred in compensation and card processing expense primarily as a result of continued growth in the MPS division.

Compensation expense was $18.6 million for fiscal year 2007 up $5.4 million from 2006.  The increase represents the addition of executive level management, client relations, compliance and operations support staff within MPS, as well as software developers, IT support staff, and other administrative support within the Company.

Card processing expense was $3.4 million higher than  the previous year due to growing card sales from our Simplexus® prepaid card sales product and other prepaid card programs managed by MPS.  Other card processing expense increases are attributable to settlement functions for value loading, card sales and other investments to support new product development and anticipated growth of existing products.

The Company’s occupancy and equipment expense also rose during fiscal year 2007, driven primarily by the addition of administrative office space in Sioux Falls and Omaha, as well as investment in computer hardware and software, primarily to support growth at the MPS division.  Occupancy and equipment expense for fiscal year 2007 was $4.2 million compared to $3.1 million in fiscal year 2006.

Other general and administrative expenses remained largely flat from the prior year.

Loans

Total loans, net of allowance for loan losses, fell $23.4 million or 6 percent during fiscal year 2007.   This includes $2.2 million related to the branch sales.  However, during the fourth quarter of fiscal 2007 there was an increase of $1.9 million.  During the year, the Company experienced pay downs and payoffs mainly in its originated and purchased commercial operating and commercial real estate portfolios.  Management believes this decrease is driven in part by a decrease in the overall demand for credit and increased competition from secondary market investors.

Deposits and Other Liabilities

The Company continues to grow its low- and no-cost deposit portfolio as a result primarily from the growth at MPS.  For the year, prepaid card and checking deposits are up $79.8 million, or 49 percent.  Excluding the branch sales total deposits increased 4 percent from 2006.

The Company’s favorable liability trends continued in the 2007 fourth fiscal quarter as wholesale funding maturities further decreased the Company’s reliance on non-retail funding sources.  Wholesale borrowings now represent less than 12 percent of total funding liabilities.  Deposits from prepaid card sales rose $12.0 million while total deposits increased $25.9 million over the quarter to $547.6 million.

Business Segment Performance

As a result of the dramatic growth of the MPS division during fiscal year 2007, management elected to make adjustments in MPS deposit valuation and how expenses are allocated between the Traditional Banking Segment, the Holding Company, and MPS.  The primary result of this review was to increase the earnings credit paid by the bank for deposits originated within the MPS division and also to allocate a higher portion of expenses to MPS based on expenditure growth in departments which provide administrative support to MPS.  The following discussion incorporates the new methodology.

Meta Payment Systems®

MPS recorded net income of $3.3 million, or $1.27 per diluted share, for fiscal year 2007.  This compares to $3.5 million, or $1.41 per diluted share for Fiscal Year 2006.  Total MPS segment revenue was $26.3 million, a $12.5 or 90 percent increase over fiscal year 2006, excluding the non-recurring item in the prior year.  Expenses allocated from the Traditional Banking segment were $6.1 million for fiscal 2007 compared to $3.4 during 2006.  Fiscal Year 2006 included non-recurring fee income of $0.65 per diluted share.  Adjusting for this non-recurring income, MPS generated earnings per diluted share growth of 67 percent.  Both revenues and expenses grew significantly at MPS as business volumes increased, management and administrative expenses grew, and additional investments in technology were made to support future growth and product development.

Traditional Banking

The Traditional Banking segment recorded a net loss of $1.4 million, or $0.52 per diluted share, for fiscal year 2007.  This compares to net income of $513,000, or $0.20 per diluted share, for fiscal year 2006.  Fiscal year 2007 included a loss of $1.20 per diluted share related to a commercial loan impairment and a gain of $0.81 per diluted share related to the sale of four branches in northwest Iowa.

Other Information

Please see the Meta Financial Group, Inc. press release issued on November 29, 2007 regarding the sale of its MetaBank West Central subsidiary.  This transaction, which involves the sale of the stock of MetaBank West Central for approximately $8.3 million, is anticipated to close on or before March 30, 2008, subject to regulatory approval and the satisfaction of routine contractual terms.  As of November 30, 2007, MetaBank West Central had total assets of approximately $43.1 million.

Meta Financial Group, MetaBank, and MetaBank West Central continue to meet regulatory requirements for classification as well-capitalized institutions.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank, MetaBank West Central, and Meta Trust Company®.  MetaBank is a federally-chartered savings bank with four market areas:  Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid debit card division.  MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market.  Sixteen banking offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust Company® may from time to time make written or oral “forward-looking statements,” including statements contained in this release and in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems® division; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users;  the impact of changes in financial services laws and regulations; technological changes; acquisitions; litigation; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive.  Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC.  The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Financial Highlights

Consolidated Statement of Financial Condition

	September 30, 2007	September 30, 2006
		(Restated)
Assets
Cash and cash equivalents	$95,903	$109,353
Investments and mortgage-backed securities	170,359	192,067
Loans receivable, net	365,211	388,580
Other assets	54,607	50,921
Total assets	$686,080	$740,921

Liabilities
Deposits	$547,588	$565,389
Other borrowings	84,834	125,054
Other liabilities	5,560	5,379
Total liabilities	$637,982	$695,822

Shareholders’ equity	$48,098	$45,099
Total liabilities and shareholders’ equity	$686,080	$740,921

Consolidated Statements of Income

	For the 3 Months Ended September 30:		For the Years Ended September 30:
(Dollars In Thousands, Except Per Share Data)	2007	2006	2007	2006
		(Restated)		(Restated)
Interest income	$9,615	$9,892	$39,995	$40,578
Interest expense	4,150	5,089	18,272	20,942
Net interest income	5,465	4,803	21,723	19,636
Provision for loan losses	(200)	545	3,795	235

Net interest income after
provision for loan losses	5,665	4,258	17,928	19,401
Non-interest income	5,466	3,950	22,074	13,728
Non-interest expense	10,107	7,710	37,857	27,626
Net income before income tax expense	1,024	498	2,145	5,503
Income tax expense	448	69	974	1,815
Net income	$576	$429	$1,171	$3,688

Earnings per common share
Basic	$0.22	$0.17	$0.46	$1.48
Diluted	$0.22	$0.17	$0.45	$1.46

Selected Financial Information

For the Years Ended September 30,	2007	2006
		(Restated)
Return on average assets	0.17%	0.49%
Return on average equity	2.77%	8.55%
Average shares outstanding for diluted earnings per share	2,617,896	2,521,857

At Period Ended:	September 30, 2007	September 30, 2006
		(Restated)
Equity to total assets	7.01%	6.09%
Book value per common share outstanding	$18.57	$17.79
Tangible book value per common share outstanding	$17.26	$16.45
Common shares outstanding	2,589,717	2,534,367
Non-performing assets to total assets	0.07%	0.56%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588